Exhibit 3.1


                                    EXHIBIT A

                  RESOLVED, that Entrade, Inc., a corporation organized under the Business Corporation Law of the Commonwealth of Pennsylvania (the "Company") is authorized to issue 30,000 shares of Series A Convertible Preferred Stock (the "Preferred Shares"), par value $1,000 per share, which shall have the following powers, designations, preferences and other special rights:

                  (1) Dividends. The holders of the Preferred Shares shall be entitled to receive dividends ("Dividends") at a rate of 6.0% per annum, which shall be cumulative, accrue daily from the Issuance Date (as defined below) and be payable on the last day of each Calendar Quarter (as defined below) beginning on the earlier of (i) the last day of the Calendar Quarter in which the Registration Statement (as defined below) is declared effective by the SEC (as defined below) and (ii) June 30, 2000 (each a "Dividend Date"). If a Dividend Date is not a Business Day (as defined below) then the Dividend shall be due and payable on the Business Day immediately following the Dividend Date. Dividends shall be payable in cash or, at the option of the Company, in shares of Common Stock (as defined below) ("Dividend Shares"), provided that the Dividends which accrued during any period shall be payable in shares of Common Stock only if the Company provides written notice ("Dividend Election Notice") to each holder of Preferred Shares at least ten (10) Business Days prior to the Dividend Date.
Dividends to be paid in shares of Common Stock shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(b)) of Common Stock equal to the quotient of (a) the Additional Amount (as defined below) divided by (b) the Conversion Price (as defined below) on the date which is two (2) trading days immediately prior to the applicable Dividend Date. Notwithstanding the foregoing, the Company shall not be entitled to pay Dividends in shares of Common Stock and shall be required to pay such Dividends in cash if (a) any event constituting a Triggering Event (as defined in Section 3(b)), or an event that with the passage of time and without being cured would constitute a Triggering Event, has occurred and is continuing on the Dividend Date or the date which is 10 Business Days prior to the Dividend Date, unless otherwise consented to in writing by the holder of Preferred Shares entitled to receive such Dividend, or (b) the Registration Statement (as defined below) is not effective and available for the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement), including, without limitation, the Dividend Shares, on the Dividend Date or the date which is 10 Business Days prior to the Dividend Date. Any accrued and unpaid Dividends which are not paid (either in cash or, subject to the conditions described above, in shares of Common Stock) within 10 Business Days of such accrued and unpaid dividends' Dividend Date shall bear interest at the rate of 18.0% per annum from such Dividend Date until the same is paid in full (the "Default Interest").

                  (2) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of the Company's common stock, no par value per share (the "Common Stock"), on the terms and conditions set forth in this Section 2.

                           (a)  Certain  Defined  Terms.  For  purposes  of this
Statement with Respect to Shares stating the designation and voting rights, preferences, limitation and special rights of the

Preferred Shares (the "Statement of Designations"), the following terms shall have the following meanings:

                                    (i)  "Additional  Amount"  means,  on a  per
share basis, the sum of (A) unpaid Default Interest through the date of determination plus (B) the result of the following formula:
(0.06)(N/365)($1,000).

                                    (ii)  "Approved  Stock  Plan" shall mean any
employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer or director for services provided to the Company.

                                    (iii)  "Applicable Daily Price" means, as of
any date, 91% of the lowest Closing Sale Price of the Common Stock during the two (2) consecutive trading days ending on and including such date of determination.

                                    (iv) "Business Day" means any day other than
Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

                                    (v)  "Calendar  Quarter"  means  each of the
period beginning on and including January 1 and ending on and including March 31, the period beginning on and including April 1 and ending on and including June 30, the period beginning on and including July 1 and ending on and including September 30, and the period beginning on and including October 1 and ending on and including December 31.

                                    (vi)  "Closing  Sale Price"  means,  for any
security as of any date, the last closing trade price for such security on the Principal Market (as defined below) as reported by Bloomberg Financial Markets ("Bloomberg"), or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00 p.m. Eastern Time as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the lowest ask price and highest bid price of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of the Preferred Shares. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.



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                                    (vii) "Closing Price" means, with respect to
any Preferred  Share, the Closing Sale Price of the Common Stock on the Issuance
Date  (appropriately   adjusted  for  stock  dividends,   stock  splits,   stock
combinations or similar transactions).

                                    (viii)  "Company  Period  Termination  Date"
means the earlier of (A) the date which is 455 days after the Issuance  Date and
(B) the first Liquidity Default Date.

                                    (ix)  "Conversion  Amount"  means the sum of
(1) the Additional Amount (as defined above), and (2) $1,000.

                                    (x)  "Conversion  Price"  means,  as of  any
Conversion Date (as defined below) or other date of determination, the Applicable Daily Price; provided that in no event shall the Conversion Price exceed the Fixed Conversion Price (as defined below), each in effect as of such date and subject to adjustment as provided herein; and further provided, that a Conversion Notice (as defined in Section 2(d)(i)) which is delivered to the Company prior to 4:00 p.m. Eastern Time on a given date shall, solely for the purposes of calculating the Conversion Price pursuant to this Section 2(a)(ix), be deemed to have been given after 4:00 p.m. Eastern Time on the trading date immediately preceding the date such notice was delivered to the Company.

                                    (xi)  "Convertible   Securities"  means  any
stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

                                    (xii)   "Excluded   Securities"   means  (A)
options to purchase shares of Common Stock, provided (I) such options are issued after the Issuance Date to employees or consultants of the Company within 30 days of such employee or consultant starting their employment or consultation with the Company, (II) such options are approved by the Board of Directors of the Company or an appropriately designated committee of the Board of Directors and (III) the exercise price of such options is not less than the market price of the Common Stock on the date of issuance of such options, (B) shares of Common Stock issued by the Company in a firm commitment, underwritten public offering which generates aggregate gross proceeds to the Company (as reflected in the preliminary prospectus and final prospectus for such offering) of at least $30,000,000, and (C) warrants to purchase Common Stock issued by the Company in connection with any strategic partnership or relationship or joint venture (the primary purpose of which is not to raise equity capital), provided that all such warrants issued by the Company after the Issuance Date do not grant the right to acquire in excess of 2,000,000 shares of Common Stock (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions), provided further that the exercise price of each such warrant is not less than the market price of the Common Stock on the date the terms of such warrant are agreed to in principle in writing.

                                    (xiii) "Fixed  Conversion Price" means, with
respect to any Preferred Share, as of any Conversion Date or other date of determination, $78.73, in each case




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subject  to  adjustment  as  provided  herein  (including,  without  limitation, pursuant to Sections 2(f)(v) and 2(f)(vi)).

                                    (xiv) "Issuance Date" means, with respect to
each Preferred Share, the date of issuance of the applicable Preferred Share.

                                    (xv)  "Liquidity  Default  Date"  means  the
earliest of (A) the first date after the Issuance Date on which the Closing Sale Price of the Common Stock is less than $20.6875 (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions) for any 15 trading days during the 20 consecutive trading days immediately preceding such date of determination; (B) the first date after the Issuance Date on which the Closing Sale Price of the Common Stock is less than $15.00 (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions) for the two consecutive trading days immediately preceding such date of determination; (C) the first date after the Issuance Date on which the Company publicly discloses that either the Company or any affiliate of the Company (other than ARTRA GROUP Incorporated (including any successor thereto ("ARTRA"))) has made any payment to or on behalf of ARTRA for any material liability of ARTRA, other than the repayment by the Company of any intercompany debt existing on the Issuance Date; (D) the first date after the Issuance Date on which there is publicly announced that ARTRA, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or State Law for the relief of debtors (collectively, the "Bankruptcy Law"), either (I) commences a voluntary case, (II) consents to the entry of an order for relief against it in an involuntary case, (III) consents to the appointment of a Custodian (as defined below) of it or for all or substantially all of its property, (IV) makes a general assignment for the benefit of its creditors, or (V) admits in writing that it is generally unable to pay its debts as the same become due; or (E) the first date after the Issuance Date on which there is publicly announced that a court of competent jurisdiction has entered an order or decree under any Bankruptcy Law that: (1) is for relief against ARTRA in an involuntary case, (2) appoints a Custodian of ARTRA or for all or substantially all of its property, or (3) orders the liquidation of ARTRA or any subsidiary of ARTRA, and the order or decree referred to in the preceding clauses (1), (2) or (3). For purposes of this Section 2(a)(xv), "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

                                    (xvi) "Liquidity  Default Date Price" means,
(I) with respect to a Liquidity Default Date described in clause (A) of Section 2(a)(xv), the arithmetic average of the lowest 15 Closing Sale Prices of the Common Stock during the 20 consecutive trading days immediately preceding such Liquidity Default Date, (II) with respect to a Liquidity Default Date described in clause (B) of Section 2(a)(xv), the arithmetic average of the Closing Sale Price of the Common Stock on the five (5) consecutive trading days immediately preceding such Company Liquidity Default Date, excluding for purposes of such calculation one (1) highest Closing Sale Price and one (1) lowest Closing Sale Price during such five-day period such that the average is made on the basis of the three (3) remaining Closing Sale Prices, (III) with respect to a Liquidity Default Date described in clause (C), clause (D) or clause (E) of Section 2(a)(xv), the arithmetic average of the Closing Sale Price of the Common Stock during the period beginning on and




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




including the date which is one (1) trading day after such Liquidity Default Date and ending on and including the date which is three (3) trading days after such Liquidity Default Date.

                                    (xvii)  "Maturity Date" means the date which
is two (2) years after the Issuance Date, unless extended pursuant to Section 2(d)(vii).

                                    (xviii)  "N" means the  number of days from,
but excluding, the last Dividend Date with respect to which dividends, along with any Default Interest, have been paid by the Company on the applicable Preferred Share, or the Issuance Date if no Dividend Date has occurred, through and including the Conversion Date, the Maturity Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

                                    (xix) "Options"  means any rights,  warrants
or options to subscribe for or purchase Common Stock or Convertible Securities.

                                    (xx) "Person" means an individual, a limited
liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                                    (xxi) "Principal  Market" means The New York
Stock Exchange, Inc., or if the Common Stock is not traded on The New York Stock Exchange, Inc., then the principal securities exchange or trading market for the Common Stock.

                                    (xxii) "Registration Rights Agreement" means
that certain registration rights agreement between the Company and the initial holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants.

                                    (xxiii)   "Securities   Purchase  Agreement"
means that certain securities purchase agreement between the Company and the initial holders of the Preferred Shares.

                                    (xxiv)  "Stated Value" means $1,000.

                                    (xxv)   "Warrants"  means  the  warrants  to
purchase shares of Common Stock issued by the Company pursuant to the Securities Purchase Agreement.

                           (b) Holder's Conversion Right; Mandatory Conversion. Subject to the provisions of Sections 5 and 8, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Maturity Date, then, pursuant to Section 2(d)(vii), all such





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         Preferred  Shares shall be converted at the Conversion  Rate as of such date in accordance with Section 2(d) or redeemed by the Company. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                           (c) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "Conversion Rate"):

                                Conversion Amount
                                Conversion Price

                           (d) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

                                    (i)  Holder's  Delivery   Requirements.   To
convert Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of an executed notice of conversion in the form attached hereto as
Exhibit I (the  "Conversion  Notice")  to the  Company  and (B) if  required  by
Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates"). A holder delivering a Conversion Notice shall use its best efforts to send a copy of such Conversion Notice to the Chief Financial Officer of the Company by facsimile, provided the Company has previously delivered written notice to such holder of the name and facsimile number for the Company's Chief Financial Officer; provided, however, that the failure of any holder to satisfy the obligations under this sentence shall not effect the Conversion Date or the obligations of the Company for any conversion of Preferred Shares.

                                    (ii) Company's Response. Upon receipt by the
Company of a copy of a Conversion Notice, the Company shall (1) as soon as practicable, but in no event later than within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company's designated transfer agent (the "Transfer Agent"), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (2) on or before the second (2nd) Business Day following the date of receipt by the Company of such Conversion Notice (the "Share Delivery Date"), (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in





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the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event
later  than  three   Business  Days  after   receipt  of  the  Preferred   Stock
Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                                    (iii) Dispute  Resolution.  In the case of a
dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the holder via facsimile within one (1) Business Day of receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the holder, then the Company shall within one (1) Business Day submit via facsimile
(A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the holders of a majority of the Preferred Shares then outstanding or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than forty-eight
(48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent error.

                                    (iv)  Record  Holder.  The person or persons
entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                                    (v)     Company's Failure to Timely Convert.

                                            (A)     Cash Damages.  If (I) within
five (5) Business Days after the Company's receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to a holder or credit such holder's balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or (II) within five (5) Business Days of the Company's receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock




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




Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to Section 2(d)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder for each day after the Share Delivery Date such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date such Preferred Stock Certificate is not delivered in an amount equal to 0.5% of the product of (I) the sum of the number of shares of Common Stock not delivered to the holder on or prior to the Share Delivery Date and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate. If the Company fails to pay the additional damages set forth in this Section 2(d)(v) within five Business Days of the date incurred, then the holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice.

                                            (B)       Void  Conversion   Notice;
Adjustment of Conversion Price. If for any reason a holder has not received all of the shares of Common Stock prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder's Conversion Notice; provided that the voiding of a holder's Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise. Thereafter, the Fixed Conversion Price of any Preferred Shares returned or retained by the holder for failure to timely convert shall be adjusted to the lesser of (I) the Fixed Conversion Price as in effect on the date on which the holder voided the Conversion Notice and (II) the lowest Closing Sale Price during the period beginning on the Conversion Date and ending on the date such holder voided the Conversion Notice, subject to further adjustment as provided in this Statement of Designations.

                                            (C)      Conversion Failure.  If for
any reason a holder has not received all of the shares of Common Stock prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares (a "Conversion Failure"), then the holder, upon written notice to the Company, may require that the Company redeem all Preferred Shares held by such holder, including the Preferred Shares previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock, in accordance with Section 3.





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




                                    (vi) Pro Rata  Conversion.  In the event the
Company  receives a  Conversion  Notice  from more than one holder of  Preferred
Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

                                    (vii) Mandatory  Conversion or Redemption at
Maturity at Company's Option. If any Preferred Shares remain outstanding on the Maturity Date, then all such Preferred Shares, at the Company's option, either
(i) shall be converted at the Maturity Date Conversion Price (as defined below) for such Preferred Shares as of such date without the holders of such Preferred Shares being required to give a Conversion Notice on the Maturity Date (a "Maturity Date Mandatory Conversion"), or (ii) shall be redeemed as of such date for an amount in cash per Preferred Share (the "Maturity Date Redemption Price") equal to the Liquidation Preference (as defined in Section 12) (a "Maturity Date Mandatory Redemption"). The Company shall be deemed to have elected a Maturity Date Mandatory Conversion unless it delivers written notice to each holder of Preferred Shares at least 35 Business Days prior to the Maturity Date of its election to effect a Maturity Date Mandatory Redemption. If the Company elects a Maturity Date Mandatory Redemption, then on the Maturity Date the Company shall pay to each holder of Preferred Shares outstanding on the Maturity Date, by wire transfer of immediately available funds, an amount per Preferred Share equal to the Maturity Date Redemption Price. If the Company elects a Maturity Date Mandatory Redemption and fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price, then in addition to any remedy such holder of Preferred Shares may have under this Statement of Designations, the Securities Purchase Agreement and the Registration Rights Agreement, (X) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full, and
(Y) any holder of Preferred Shares shall have the option to require the Company to convert any or all of such holder's Preferred Shares that the Company elected to redeem under this Section 2(d)(vii) and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into the number of shares of Common Stock such holder would have received if such holder had converted such Preferred Shares at a conversion price equal to the lesser of
(I) the Applicable Daily Price on the Maturity Date (as if such holder delivered a Conversion Notice to the Company after 4:00 p.m. Eastern Time on the Maturity
Date) and (II) the Fixed Conversion Price on the Maturity Date. Promptly following the Maturity Date, all holders of Preferred Shares shall surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent. If the Company has elected a Maturity Date Mandatory
Conversion, has failed to deliver notice to elect a Maturity Date Mandatory Redemption at least 35 Business Days prior to the Maturity Date or has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be extended for any Preferred Shares for as long as
(A) the  conversion of such  Preferred  Shares would  violate the  provisions of
Section 5, (B) a Triggering Event shall have occurred and be continuing, or (C) an event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Triggering Event. For purposes of this Section 2(d)(vii), "Maturity Date Conversion Price" means 95% of the arithmetic average of the Closing Sale Prices of the Common Stock on the 30 consecutive trading days immediately preceding the Maturity Date.

                                    (viii) Book-Entry.  Notwithstanding anything
to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full number of Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

            ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S STATEMENT OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE STATEMENT OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

                           (e) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

                                    (f)  Adjustments  to Conversion  Price.  The
Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

                                    (i)  Adjustment  of Fixed  Conversion  Price
upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                                    (ii)   Holder's    Right   of    Alternative
Conversion Price Following Issuance of Convertible Securities. If the Company in any manner issues or sells Convertible Securities or Options (other than Exempt Convertible Securities (as defined below)) that are convertible into or exchangeable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to a fixed price (each of the formulations for such variable price being herein referred to as, a "Variable Price"), and such Variable Price is not calculated using the same formula used to calculate the Applicable Daily Price in effect immediately prior to the time of such issue or sale, the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the Preferred Shares ("Variable Notice") on the date of issuance of such Convertible Securities or Options. If a holder of the Preferred Shares then outstanding provides written notice to the Company via facsimile and overnight courier (the "Variable Price Election Notice") within 10 Business Days of receiving a Variable Notice that such holder desires to replace the Applicable Daily Price then in effect with the Variable Price described in such Variable Notice, then, from and after the date of the Company's receipt of the Variable Price Election Notice, the Applicable Daily Price will automatically be replaced with the Variable Price for the Preferred Shares held by such holder. In the event that a holder of Preferred Shares delivers a Conversion Notice after the Company's issuance of Convertible Securities with a Variable Price but before such holder's receipt of the Company's Variable Notice, then such holder shall have the option by written notice to the Company to rescind such Conversion Notice or to have the Conversion Price be equal to such Variable Price for the conversion effected by such Conversion Notice. "Exempt Convertible Securities" means Convertible Securities or Options where the conversion, exercise or exchange price of such securities may not be less than the market price of the Common Stock on the date of issuance of such securities nor may the conversion, exercise or exchange price of such securities be reduced or adjusted down after the date of issuance of such securities (other than in connection with a stock split, stock dividend or other similar transaction).

                                    (iii) Other  Events.  If any event occurs of
the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price, except as otherwise determined pursuant to Section 2(f)(i).

                                    (iv)    Notices.

                                            (A)  Immediately upon any adjustment
of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

                                            (B)  The Company will  give  written
notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined in Section 4(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                                            (C)  The  Company  will  also   give
written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                                    (v) Day 455  Adjustment of Fixed  Conversion
Price. If no Liquidity Default Date has occurred on or prior to the date which is 11 trading days prior to the date which is 455 days after the Issuance Date, then beginning on and including the date which is 456 days after the Issuance Date, the Fixed Conversion Price shall equal the lower of (I) the Fixed Conversion Price in effect on the date which is 455 days after the Issuance Date and (II) 120% of the arithmetic average of the Closing Sale Price of the Common Stock on the 10 consecutive trading days immediately preceding the date which is 456 days after the Issuance Date, subject to further adjustment as provided in this Statement of Designations.

                                    (vi)  Liquidity  Default Date  Adjustment of
Fixed Conversion Price. If a Liquidity Default Date occurs prior to or on the date which is 11 trading days prior to the date which is 455 days after the Issuance Date, then beginning on and including the date which is four (4) trading days after such Liquidity Default Date, the Fixed Conversion Price shall equal the lower of (I) the Fixed Conversion Price in effect on the date immediately preceding such Liquidity Default Date and (II) 120% of the Liquidity Default Date Price with respect to such Liquidity Default Date, subject to further adjustment as provided in this Statement of Designations.

                  (3)      Redemption at Option of Holders.
                           -------------------------------

                           (a) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Preferred Shares contained herein, after a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) 125% of the Liquidation Preference and (ii) the product of (A) the Conversion Rate in effect at such time as such holder delivers a Notice of Redemption at Option of Buyer (as defined below) and (B) the Closing Sale Price of the Common Stock on the trading day immediately preceding such Triggering Event on which the Principal Market is open for trading (the "Redemption Price").

                           (b) "Triggering Event". A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

                                    (i)   the   failure   of   the    applicable
Registration Statement to be declared effective by the Securities and Exchange Commission (the "SEC") on or prior to the date that is 30 days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

                                    (ii)  while the  Registration  Statement  is
required to be maintained effective pursuant to the terms of the Registration Rights Agreement, except for days during any Allowable Grace Period (as defined in the Registration Rights Agreement), the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period (other than days during any Allowable Grace Period);

                                    (iii) the suspension from trading or failure
of the Common Stock to be listed on the Nasdaq National Market or The New York Stock Exchange, Inc. for a period of five (5) consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

                                    (iv) the  Company's  notice or the  Transfer
Agent's notice, at the Company's direction, to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Statement of Designations;

                                    (v) a  Conversion  Failure  (as  defined  in
Section 2(d)(v)(C));

                                    (vi)  upon  the   Company's   receipt  of  a
Conversion Notice, the Company shall not be obligated to issue shares of Common Stock upon such Conversion due to the provisions of Section 16;

                                    (vii)  the  Company  fails  to  receive  the
Stockholder Approval (as defined in Section 4(g) of the Securities Purchase Agreement) on or prior to the Stockholder Meeting Deadline (as defined in the Securities Purchase Agreement); or

                                    (viii)    the    Company     breaches    any
representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants, this Statement of Designations or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least 10 days.

                           (c) Mechanics of Redemption at Option of Buyer. Within one (1) Business Day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem up to all of such holder's Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer") to the Company, which Notice of Redemption at Option of Buyer shall indicate the number of Preferred Shares that such holder is electing to redeem.

                           (d) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such notice(s). The Company shall deliver the applicable Redemption Price to a holder which delivers a Notice of Redemption at Option of Buyer within five Business Days after the Company's receipt of a Notice of Redemption at Option of Buyer; provided that, if required by Section 2(d)(viii), a holder's Preferred Stock Certificates shall have been delivered to the Transfer Agent. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Statement of Designations and the Securities Purchase Agreement, pay to each holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.

                           (e) Void Redemption. In the event that the Company does not pay the Redemption Price within the time period set forth in
         Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a holder of Preferred Shares shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Preferred Shares that were submitted for redemption by such holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Buyer shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice,
         (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Fixed Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Closing Sale Price of the Common Stock during the period beginning on the date on which the Notice of Redemption at Option of Buyer is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

                           (f) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been redeemed.

                  (4)      Other Rights of Holders.

                           (a)  Reorganization, Reclassification, Consolidation,
Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "Organic Change." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "Acquiring Entity") a written agreement (in form and substance reasonably satisfactory to the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder, and reasonably satisfactory to the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

                           (b)   Optional Redemption Upon Change of Control.  In
addition to the rights of the holders of Preferred Shares under Section 4(a), upon a Change of Control (as defined below) of the Company each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to 115% of the Stated Value ("Change of Control Redemption Price"). No sooner than 20 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a "Notice of Change of Control") to each holder of Preferred Shares. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control) and ending on the date of such Change of Control, any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "Notice of Redemption Upon Change of Control") to the Company, which Notice of Redemption Upon Change of Control shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Change of Control Redemption Price, as calculated pursuant to this Section 4(b). Upon the Company's receipt of a Notice(s) of Redemption Upon Change of Control from any holder of Preferred Shares, the Company shall promptly, but in no event later than one (1) Business Day following such receipt, notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) of Redemption Upon Change of Control. The Company shall deliver the applicable Change of Control Redemption Price simultaneously with the consummation of the Change of Control; provided that, if required by Section 2(d)(viii), a holder's Preferred Stock Certificates shall have been so delivered to the Company. Payments provided for in this Section 4(b) shall have priority to payments to other stockholders in connection with a Change of Control. For purposes of this

Section 4(b), "Change of Control" means (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale or transfer of all or substantially all of the Company's assets, or (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock.

                           (c) Forced Delisting. If a redemption voided pursuant
to Section 3(e) was caused by a Triggering Event involving the Company's inability to issue Conversion Shares because of the Exchange Cap (as defined in Section 16), and if so directed in a Void Mandatory Redemption Notice by the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding, including Preferred Shares submitted for redemption pursuant to Section 3 with respect to which the applicable Redemption Price has not been paid, the Company shall promptly as practicable delist the Common Stock from the exchange or automated quotation system on which the Common Stock is traded and have the Common Stock, at such holders' option, traded on the electronic bulletin board or the "pink sheets."

                           (d) Purchase Rights.   If  at  any  time  the Company
grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (5) Limitation on Beneficial Ownership. The Company shall not effect any conversion of Preferred Shares and no holder of Preferred Shares shall have the right to convert Preferred Shares in excess of that number of Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by such holder and its affiliates to exceed 4.99% of the total outstanding shares of Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by such holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted

Preferred Shares beneficially owned by the holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q, Form 10-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any holder, the Company shall promptly, but in no event later than one (1) Business Day following the receipt of such notice, confirm in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares and exercise of Warrants (as defined below) by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

                  (6) Redemption at the Company's Election. At any time or times during the period beginning on the Issuance Date and ending on and including the Company Period Termination Date, the Company shall have the right, in its sole discretion, to require that some or all of the outstanding Preferred Shares be redeemed ("Redemption at Company's Election"), for consideration per Preferred Share equal to 115% of the Conversion Amount for such Preferred Share (the "Company's Election Redemption Price"); provided that the Conditions to Redemption at the Company's Election (as set forth below) are satisfied as of the Company's Election Redemption Date (as defined below). The Company may exercise its right to Redemption at Company's Election only by providing each holder of Preferred Shares written notice ("Notice of Redemption at Company's Election") at least 10 Business Days but not more than 20 Business Days prior to the date of consummation of such redemption ("Company's Election Redemption Date"). If the Company elects to require redemption of some, but not all, of the Preferred Shares then outstanding, the Company shall require redemption of the pro rata amount from each holder of such Preferred Shares based on the number of Preferred Shares purchased by such holder relative to the total number of Preferred Shares purchased on the Issuance Date (such amount with respect to each holder being referred to herein as its "Pro Rata Redemption Amount"). The Company's Notice of Redemption at Company's Election shall indicate (x) the aggregate number of Preferred Shares the Company has elected to redeem from all holders of Preferred Shares, (y) the date selected by the Company for the Company's Election Redemption Date, and (z) each holder's Pro Rata Redemption Amount of the Preferred Shares selected for redemption. If the Company has exercised its right of Redemption at Company's Election and the conditions of this Section 6, including the Conditions to Redemption at Company's Election, have been satisfied, then each holder's Pro Rata Redemption Amount of the Preferred Shares selected for redemption which remain outstanding on the Company's Election Redemption Date shall be redeemed as of the

Company's Election Redemption Date by payment by the Company to each such holder of Preferred Shares of the Company's Election Redemption Price. If required by
Section 2(d)(viii), all such holders of the Preferred Shares being redeemed shall thereupon and within two (2) Business Days after the Company's Election Redemption Date, or such earlier date as the Company and each such holder of Preferred Shares mutually agree, surrender all Preferred Shares being redeemed on such date to the Company. If the Company fails to pay the full Company's Election Redemption Price on the Company's Election Redemption Date with respect to a Preferred Share selected for redemption, then the Redemption at Company's Election shall be null and void with respect to such Preferred Share and the Holder shall be entitled to all the rights of a holder of outstanding Preferred Shares. "Conditions to Redemption at the Company's Election" means the following conditions: (i) during the period beginning on the Issuance Date and ending on and including the Company's Election Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares to the holders of the Preferred Shares within five (5) Business Days of the applicable Conversion Date; (ii) on each day during the period beginning 30 days prior to the date of Notice of Redemption at Company's Election and ending on and including the Company's Election Redemption Date, the Common Stock is listed on The New York Stock Exchange, Inc. and is not suspended from trading on such exchange (excluding suspensions of not more than one day resulting from business announcements by the Company); (iii) during the period beginning on and including the Issuance Date and ending on and including the Company's Election Redemption Date, there shall not have occurred (A) a Triggering Event or (B) an event (other than an event described in Section 3(b)(viii)) that with the passage of time and without being cured would constitute a Triggering Event;
(iv) during the period beginning on the Issuance Date and ending on and including the Company's Election Redemption Date, there shall not have occurred the consummation of a purchase, tender or exchange offer accepted by the holders of more than 50% of the then outstanding shares of Common Stock, which purchase, tender or exchange offer was not recommended or approved by the Company's Board of Directors (a "Hostile Tender Offer"); (v) during the period beginning on the Issuance Date and ending on and including the Company's Election Redemption Date, there shall not have occurred the public announcement of a pending, proposed or intended Change of Control (other than a Hostile Tender Offer) which the Company has not publicly and accurately announced as being consummated, terminated or abandoned; (vi) the Company shall not have delivered a Notice of Redemption at Company's Election and the Company's Election Redemption Date shall not occur during a Company's Mandatory Conversion Period (as defined in Section 7); and (vii) the Company's Election Redemption Date is not later than the Company Period Termination Date. Notwithstanding the above, but subject to
Section 5 and Section 8, any holder of Preferred Shares may convert any Preferred Shares (including Preferred Shares selected for redemption) into Common Stock pursuant to Section 2 on or prior to the date immediately preceding the Company's Election Redemption Date. If the Company fails to timely pay any Company's Election Redemption Price in accordance with this Section 6, then the Company shall not be permitted to submit another Notice of Redemption at Company's Election without the prior written consent of the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding.

                  (7) Conversion at the Company's Election. On any date during the period beginning on the date which is 20 Business Days after the Registration Statement has been declared effective by the SEC and ending on and including the Company Period Termination Date, the Company shall have the right, in its sole discretion, to require that some or all of the outstanding Preferred Shares be converted ("Company's Conversion Election") at the applicable Conversion Rate; provided that the Conditions to Conversion at the Company's
Election (as set forth below) are satisfied as of the Company's Election Conversion Date (as defined below) or waived by all the holders of the Preferred Shares then outstanding. The Company shall exercise its right to Company's Conversion Election by providing each holder of Preferred Shares written notice ("Company's Conversion Election Notice") on such date by facsimile and overnight courier. The date on which each of such holders of the Preferred Shares actually receives the Company's Conversion Election Notice is referred to herein as the "Company's Conversion Election Notice Date." If the Company elects to require conversion of some, but not all, of such Preferred Shares then outstanding, the Company shall require conversion of the pro rata amount from each holder of such Preferred Shares based on the number of Preferred Shares purchased by such holder relative to the total number of Preferred Shares purchased on the Issuance Date (such amount with respect to each holder of such Preferred Shares being referred to herein as its "Pro Rata Conversion Amount"). The Company's Conversion Election Notice shall indicate (x) the aggregate number of such Preferred Shares the Company has selected for conversion, (y) the date selected by the Company for conversion ("Company's Election Conversion Date"), which date shall be not less than 20 Business Days or more than 60 Business Days after the Company's Conversion Election Notice Date, and (z) each holder's Pro Rata Conversion Amount. Subject to the satisfaction of all the conditions of this
Section 7 and provided that the Company does not deliver a Company's Mandatory Conversion Period Termination Notice (in the manner described below) with an effective date prior to the applicable Company's Election Conversion Date and except to the extent restricted by Section 5, on the Company's Election Conversion Date each holder of Preferred Shares selected for conversion will be deemed to have submitted a Conversion Notice in accordance with Section 2(d)(i) for a number of Preferred Shares equal to the result of (a) such holder's Pro Rata Conversion Amount, minus (b) the number of such Preferred Shares converted by such holder during the Company's Mandatory Conversion Period (as defined below); provided, however, in no event shall any holder of Preferred Shares be required to convert a number of Preferred Shares during any Company's Mandatory Conversion Period into a number of shares of Common Stock in excess of such holder's pro rata portion (determined in the same manner as the Pro Rata Conversion Amount above) of 15% of the aggregate trading volume of the Common Stock on the Principal Market (as reported by Bloomberg) during the Company's Mandatory Conversion Period; provided, further, however, if the Principal Market modifies the method by which it calculates or reports the trading volume, then such percentage will be modified accordingly. The Company may terminate a Conversion at Company's Election prior to the Company's Election Conversion Date with respect to any Preferred Shares not submitted for conversion prior to the effective date of such termination by delivering written notice ("Company's Mandatory Conversion Period Termination Notice") to each holder of Preferred Shares not later than 8:00 a.m., Eastern Time, on the date which is at least two
(2) Business Days prior to the effective time and date of such termination, provided that the Company has not previously delivered at least three (3) Company's Mandatory Conversion Period Termination Notices. "Conditions to Conversion at the Company's Election" means the following conditions: (i) on each day during the period beginning on and including the date the Registration Statement is declared effective by the SEC and ending on and including the Company's Election Conversion Date, the Registration Statement which includes the Registrable Securities relating to the Preferred Shares selected for conversion shall be effective and available for the sale of no less than all the Registrable Securities required to be included in such Registration Statement; (ii) on each day during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, the Common Stock is listed on The New York Stock Exchange, Inc. and shall not have been delisted or suspended from trading on such exchange nor shall delisting or suspension by such exchange (other than suspensions of not more than one day and occurring prior to the Company's Conversion Election Notice Date due to business announcements by the Company) have been threatened either (A) in writing by such exchange or (B) by falling below the minimum listing maintenance requirements of such exchange; (iii) during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, there shall not have occurred (A) the consummation of a Hostile Tender Offer (as defined in Section
6) or a Triggering Event, (B) an event (other than an event described in Section 3(b)(viii)) that with the passage of time and without being cured would constitute a Triggering Event, or (C) the public announcement of a pending, proposed or intended Change of Control (other than a Hostile Tender Offer) which the Company has not accurately and publicly announced as being consummated, terminated or abandoned; (iv) the aggregate number of Preferred Shares selected for conversion by the Company as reflected in the Company's Conversion Election Notice is at least 3,000; (v) during the period beginning on the Issuance Date and ending on and including the Company's Election Conversion Date, the Company shall have delivered shares of Common Stock upon conversion of the Preferred Shares and upon exercise of the Warrants to the holders thereof within five (5) Business Days of the applicable Conversion Date, in the case of the conversion of Preferred Shares, or the Company's receipt of the Exercise Delivery Documents (as defined in Section 2(a) of the Warrants), in the case of the exercise of Warrants; (vi) the Company otherwise shall have been in compliance in all material respects with this Statement of Designations, the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement and shall not have breached in any material respect any provision of this Statement of Designations, the Securities Purchase Agreement, the Warrants or the Registration Rights Agreement; (vii) the Company shall not have delivered a Company's Conversion Election Notice during any Company's Mandatory Conversion Period; (viii) the Company's Election Conversion Date is not later than the Company Period Termination Date; and (ix) if the Company's Election Conversion Date occurs after the Stockholder Meeting Deadline, then the Company shall have received the Stockholder Approval. "Company's Mandatory Conversion Period" means, with respect to any Company's Conversion Election, the period beginning on and including the Company's Conversion Election Notice Date and ending on and including the earlier of (i) the Company's Election Conversion Date and (ii) 6:00 p.m., Eastern Time, on the effective date of the Company's Mandatory Conversion Period Termination Notice, which effective date shall not be fewer than two (2) Business Days after the receipt of such notice by each holder of Preferred Shares.

                  (8) Restrictions on Conversions. The right of a holder of Preferred Shares to convert Preferred Shares pursuant to Section 2(b) shall be limited as set forth below. Subject to the exceptions described below, without the prior consent of the Company, no holder of Preferred Shares shall be entitled to convert any Preferred Shares during the period beginning on the Issuance Date and ending on and including the earlier of the first Liquidity Default Date and the date which is 455 days after the Issuance Date. Notwithstanding the foregoing, the conversion restrictions set forth in this
Section 8 shall not apply: (a) during a Company's Mandatory Conversion Period, but only with respect to the number of Preferred Shares set forth in a Company's Election Conversion Notice for such holder with respect to such Company Mandatory Conversion Period; (b) on and after any date on which the Common Stock is not listed on The New York Stock Exchange, Inc. or the Nasdaq National Market or has been suspended from trading on any such exchange (excluding suspensions of not more than two (2) days resulting from business announcements by the Company), or any such delisting or suspension is threatened or pending either
(I) in writing by such exchange or (II) by falling below the minimum listing maintenance requirements of such exchange; (c) on or after any date on which there shall have occurred (I) the consummation of a Hostile Tender Offer, (II) a Triggering Event or (III) an event (other than an event described in Section 3(b)(viii)) that with the passage of time and without being cured would constitute a Triggering Event; (d) on or after any date on which there shall have been an announcement of a pending, proposed or intended Change of Control (other than a Hostile Tender Offer); (e) on or after any date on which the Company issues or sells or is deemed to have issued or sold any Convertible Securities or Options (other than Strategic Convertible Securities (as defined below)) that are convertible into or exercisable or exchangeable for shares of Common Stock at a conversion or exercise price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to a fixed price; (f) on or after any date on which the Company fails to pay the Company's Election Redemption Price for any Preferred Shares within two (2) Business Days of the applicable Company's Election Redemption Date in accordance with a Redemption at Company's Election pursuant to Section 6; (g) on or after the date the Company issues or sells any shares of Common Stock or any Convertible Securities or Options (other than Excluded Securities or upon conversion of the Preferred Shares or exercise of the Warrants or in connection with any Approved Stock Plan or shares of Common Stock issuable pursuant to warrants or options outstanding prior to the Issuance Date, provided such warrants or options are not amended in any material respect after the Issuance
Date), with respect to a number of Preferred Shares representing an aggregate Conversion Amount equal to the lesser of (I) each holder's pro rata portion (determined in the same manner as Pro Rata Conversion Amount in Section 7) of the consideration received by the Company in connection with such issuance or sale and (II) the aggregate Conversion Amount represented by such holder's Preferred Shares; (h) with respect to any conversion of Preferred Shares at a price equal to the Fixed Conversion Price then in effect; (i) on or after the first date on which the Company fails to comply with its obligations under
Section 4(m) of the Securities Purchase Agreement; or (j) on or after the Stockholder Meeting Deadline if the Company fails to receive the Stockholder Approval (as defined in Section 4(g) of the Securities Purchase Agreement) on or before the Stockholder Meeting Deadline. "Strategic Convertible Securities" means Convertible Securities or Options issued by the Company in connection with any strategic partnership or relationship or joint venture (the primary purpose of which is not to raise equity capital), provided that the conversion, exercise or exchange price of such securities may not be less than the market price of the Common Stock on the date of issuance of such securities nor may the conversion, exercise or exchange price of such securities be reduced or adjusted down after the date of issuance of such securities (other than in connection with a stock split, stock dividend or other similar transaction).

                  (9) Redemption Upon Liquidity Default Date. Upon the occurrence of the first Liquidity Default Date, the Company shall have the right, in its sole discretion, to require that all, but not less than all, of the outstanding Preferred Shares be redeemed ("Redemption Upon Liquidity
Default") on the date which is four (4) Business Days after such Liquidity Default Date (the "Liquidity Default Redemption Date") for consideration per Preferred Share equal to 115% of the Conversion Amount for such Preferred Share (the "Liquidity Default Redemption Price"); provided that the Conditions to Liquidity Default Redemption (as set forth below) are satisfied as of the Liquidity Default Redemption Date. The Company may exercise its right to Redemption Upon Liquidity Default only by providing each holder of Preferred Shares written notice ("Notice of Redemption Upon Liquidity Default") on the first Business Day after the Liquidity Default Date. The Notice of Redemption Upon Liquidity Default shall indicate (x) confirmation of the Liquidity Default Redemption Date, which date shall be the date which is four (4) Business Days after the Liquidity Default Date, and (y) the Liquidity Default Redemption Price for each Preferred Share outstanding on the Liquidity Default Redemption Date. If the Company has exercised its right of Redemption Upon Liquidity Default and the conditions of this Section 9, including the Conditions to Redemption Upon Liquidity Default, have been satisfied, then each holder's Preferred Shares which remain outstanding on the Liquidity Default Redemption Date shall be redeemed as of the Liquidity Default Redemption Date by payment by the Company to each such holder of Preferred Shares of the Liquidity Default Redemption Price by wire transfer of immediately available funds. All such holders of the Preferred Shares being redeemed shall thereupon and within two (2) Business Days after the Liquidity Default Redemption Date, or such earlier date as the Company and each such holder of Preferred Shares mutually agree, surrender all Preferred Shares redeemed on by the Company on the Liquidity Default Redemption Date. If the Company fails to pay the full Liquidity Default Redemption Price on the Liquidity Default Redemption Date with respect to all Preferred Shares outstanding on such date, then the Redemption Upon Liquidity Default shall be null and void with respect to such Preferred Shares and the Holder shall be entitled to all the rights of a holder of outstanding Preferred Shares.
"Conditions to Redemption Upon Liquidity Default" means the following conditions: (i) during the period beginning on the Issuance Date and ending on and including the Liquidity Default Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares to the holders of the Preferred Shares within five (5) Business Days of the applicable Conversion Date; (ii) with respect to the Preferred Shares of a specific holder, such holder shall not have delivered a Notice of Redemption at Option of Buyer in accordance with Section 3(c) with respect to such Preferred Shares prior to the Liquidity Default Redemption Date; (iii) the arithmetic average of the Closing Sale Price of the Common Stock on the five (5) consecutive trading days immediately preceding the date which is one Business Day after the Liquidity Default Date shall not be greater than $78.73 (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions); (iv) during the period beginning on the Issuance Date and ending on and including the Liquidity Default Redemption Date, there shall not have occurred the consummation of a Hostile Tender Offer; (v) during the period beginning on the Issuance Date and ending on and including the Liquidity Default Redemption Date, there shall not have occurred the public announcement of a pending, proposed or intended Change of Control (other than a Hostile Tender Offer) which the Company has not publicly and accurately announced as being consummated, terminated or abandoned; and (vi) the Liquidity Default Redemption Date is not later than the date which is 455 days after the Issuance Date. Notwithstanding the above, but subject to
Section 5 and Section 8, any holder of Preferred Shares may convert any Preferred Shares (including Preferred Shares selected for redemption) into Common Stock pursuant to Section 2 on or prior to the date immediately preceding the Liquidity Default Redemption Date.

                  (10) Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

                  (11) Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the Pennsylvania Business Corporation Law, and as expressly provided in this Statement of Designations.

                  (12) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of (i) the Stated Value and (ii) the Additional Amount for such Preferred Share (such sum being referred to as the "Liquidation Preference"); provided that, if the Liquidation

Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "Pari Passu Shares"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Statement of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

                  (13) Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the Commonwealth of Pennsylvania or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

                  (14) Participation. Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

                  (15) Restriction on Redemption and Cash Dividends. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its capital stock (other than the Preferred Shares) without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares.

                  (16) Limitation on Number of Conversion Shares. The Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares (the "Exchange Cap") without breaching the Company's obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded, except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding or (c) the required number of the holders of the Preferred Shares have exercised their rights pursuant to Section 4(c) to have the Company remove the Common Stock from the Principal Market. Until such approval or written opinion is obtained or such action has been taken by the required number of holders of Preferred Shares, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the "Purchasers") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement (the "Cap Allocation Amount"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

                  (17) Vote to Change the Terms of or Issue Additional Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for (a) any change to this Statement of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares and (b) the issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

                  (18) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

                  (19) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Statement of Designations shall be cumulative and in addition to all other remedies available under this Statement of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Statement of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                  (20) Specific Shall Not Limit General; Construction. No specific provision contained in this Statement of Designations shall limit or modify any more general provision contained herein. This Statement of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

                  (21) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                  (22) Notice. Whenever notice is required to be given under this Statement of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

                  (23) Transfer of Preferred Shares. A holder of Preferred Shares may assign some or all of its rights hereunder or the Preferred Shares held by such holder without the consent of the Company.

                                    EXHIBIT I

                                  ENTRADE INC.
                                CONVERSION NOTICE

Reference is made to the Statement with Respect to Shares stating the designations and voting rights, preferences, limitations and special rights of Entrade Inc. for its Series A Convertible Preferred Stock (the "Statement of Designations"). In accordance with and pursuant to the Statement of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $1,000 per share (the "Preferred Shares"), of Entrade Inc., a Pennsylvania corporation (the "Company"), indicated below into shares of Common Stock, no par value per share (the "Common Stock"), of the Company, as of the date specified below.

         Date of Conversion:____________________________________________________

         Number of Preferred Shares to be converted:____________________________

         Stock certificate no(s). of Preferred Shares to be converted:__________

Please confirm the following information:

         Conversion Price:______________________________________________________

         Number of shares of Common Stock to be issued:_________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

         Issue to:______________________________________________________________

                  ______________________________________________________________


         Facsimile Number:______________________________________________________

         Authorization:_________________________________________________________
                           By:__________________________________________________
                           Title:_______________________________________________

         Dated:_________________________________________________________________

         Account Number (if electronic book entry transfer):____________________

         Transaction Code Number (if electronic book entry transfer):___________

                        [ALSO SEND COPY TO ENTRADE'S CFO]

Doc #:CH02 (08239-00003) 1094106v6;3/23/2000/Time:13:38
                                                        -28-

                                                   ACKNOWLEDGMENT


         The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated March ___, 2000 from the Company and acknowledged and agreed to by [TRANSFER AGENT].

                                                     ENTRADE INC.



                                                     By:________________________
                                                     Name:______________________
                                                     Title:_____________________

CHI\24237.5
         The inclusion of any one matter in the following schedules is not deemed to be an admission that such matter is material.

                                                   SCHEDULE 3(a)

                                                    Subsidiaries


1.       Entrade Inc.

2.       entrade.com, Inc.

3.       printeralliance.com, Inc.

4.       utiliparts.com, Inc.

5.       TruckCenter.com, Inc.

6.       Artra Group Incorporated

7.       Public Liquidation Systems, Inc.

8.       Asset Liquidation Group, Inc.

9.       Entrade Merger Subsidiary, Inc.

10.       asseTrade.com, Inc.*

11.      Pricecontainer.com, Inc.1

12.      TradeTextile.com, Inc.*

13.      AssetControl.com, LLC

14.      A.G. Holding Corp.

15.      Fill-Mor Holding, Inc.

16.      BCA Holdings, Inc.

17.      Golden Corp.

18.      Rescuers, Inc.




______________________________________

1 As of March 24, 2000, Entrade Inc. does not own more than 25% of the capital stock or similar equity interest of such entity.

                                  SCHEDULE 3(c)

                                 Capitalization

(i)      None.

(ii)     Several intercompany loans among Entrade and its subsidiaries.

         Promissory Note delivered by Entrade Inc. to Don Haidl in the principal amount of $12,600,000 in connection with the acquisition of Nationwide Auction Systems.

         Promissory Note delivered by Entrade Inc. to Corey Schlossmann in the principal amount of $1,400,000 in connection with the acquisition of Nationwide Auction Systems.

         Revolving line of credit from Imperial Bank to Asset Liquidation Group, Inc. (One of Entrade Inc.'s Nationwide subsidiaries) in an amount not to exceed $3,000,000.

         Debt extended from various banks relating to Nationwide Auction System's various real property.

(iii) For warrants and stock options granted pursuant to stock option plans prior to January 1, 2000, see the Draft 1999 10-K. 602,500 stock options and 1,120,500 warrants were granted on or after January 1, 2000.

         printeralliance.com, Inc., utiliparts.com, Inc. and TruckCenter.com, Inc. have made commitments to certain employees to grant rights to purchase stock upon the adoption of option plans by each respective company. As of March 27, 2000, these option plans have not been adopted.

         Subject to shareholder approval, agreement of Entrade Inc. to, upon conversion of certain obligations under a promissory note issued to Don
         G. Haidl and a promissory note issued to Corey Schlossmann, issue an aggregate of 265,621 shares of common stock of Entrade Inc.

(iv) Rights which obligate Entrade Inc. to register in the aggregate, 5,629,584 shares of common stock of Entrade Inc. held by all or substantially all of the selling shareholders listed in the Registration Statement on Form S-1 filed by Entrade Inc. with the Securities and Exchange Commission on February 10, 2000 (File No. 333-96523).

         Rights to register 75,000 shares of common stock of Entrade Inc. held by TradeTextile.com, Inc.

         Rights to register, in the aggregate, up to a maximum of 1,000,000 shares of common stock of Entrade Inc. held by Robert D. Kohn, Benjamin Kafka and Mark Quinn pursuant to a proposed merger between Positive Asset Remarketing, Inc. and Entrade Merger Subsidiary, Inc.

         Rights to register, in the aggregate, 352,941 shares of common stock of Entrade Inc. or that number determined by dividing $6,000,000 by the average closing price for such stock held by Warren Rothstein, Thomas Settineri and Gary Levi pursuant to a proposed acquisition of some of the stock of ATM Service Ltd. d/b/a ATMCenter.com.

         Rights to register 1,000,000 shares of common stock of Entrade Inc. held by Textron Financial Corporation.

         Agreement in principal by utiliparts.com, Inc. to register shares of its common stock held by Entrade Inc. and asseTrade.com, Inc.

(v)      Redeemable securities of printeralliance.com, Inc. held by Entrade Inc.

(vi)     None.

(vii) It is currently proposed that the 2000 Entrade Equity Incentive Plan will provide for the granting of stock appreciation rights and "phantom stock."

                                  SCHEDULE 3(e)

                                    Conflicts

A Listing Application relating to the Conversion Shares, Warrant Shares and Dividend Shares has not been filed with the New York Stock Exchange.

                                  SCHEDULE 3(f)

                                  SEC Documents

Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 1999.

Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 1999.

Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 1999.

Amended Report on Form 8-K/A filed with the Securities and Exchange Commission on December 2, 1999.

Report on Form 8-K filed with the Securities and Exchange Commission on January 25, 2000.

Amended Quarterly Report on Form 10-Q/A filed with the Securities and Exchange Commission on March 2, 2000.

Report on Form 8-K filed with the Securities and Exchange Commission on March 2, 2000.

                                  SCHEDULE 3(g)

                                Material Changes

An interim agreement between Artra and certain of its excess insurance carriers, under which such insurers paid defense, settlement and indemnity costs relating to certain products liability claims, expired on January 31, 2000.

                                  SCHEDULE 3(h)

                                   Litigation

The following portion of Schedule 3(h) is adapted from the Risk Factors of Entrade Inc.'s Draft 1999 10-K:

         Artra's potential product liability and environmental liabilities may result in future costs to Artra that are difficult to estimate.

         Since 1983, Artra has responded to significant product liability claims relating to the use of asbestos in the manufacture of products by various companies, including a former Artra subsidiary. Reports from local counsel indicate, as of December 31, 1999, pending claims asserted by approximately 45,000 plaintiffs (excluding loss of consortium claims), and it is probable that there are a significant number of additional claims that remain unasserted. Artra has no reasonable basis on which to quantify the potential cost to it of the pending claims and any unasserted claims.

         Artra's primary insurance carriers paid approximately $13,000,000 in disposition of the product liability claims from 1983 through September 1998, when Artra's primary insurance carriers asserted that Artra's primary insurance coverage for the claims had been exhausted. Since September 1998, certain of Artra's excess insurance carriers, under a reservation of the right to deny coverage liability at a subsequent date, have, under a temporary agreement which expired on January 31, 2000, assumed the defense of the claims and paid defense, settlement and indemnity costs relating to the claims of approximately $17,500,000 through December 31, 1999. Although Artra is engaged in negotiations with its excess insurance carriers regarding their payment of these defense, settlement and indemnity costs, we can provide no assurance that Artra will be able to conclude an agreement with the excess carriers.

         Because of the expiration of the temporary agreement and the uncertain conclusion of Artra's negotiations with the excess insurance carriers, Artra may have to advance some or all of these costs, which could have a material adverse effect on Artra's financial condition, and seek reimbursement of these costs from the excess insurance carriers through litigation or otherwise. If Artra were unable to conclude a permanent agreement with its excess insurance carriers, a court could also determine that Artra is responsible for a portion of the defense and indemnity costs associated with the product liability claims. Such a finding would also have a material adverse effect on Artra's financial condition.

         Artra's financial condition could also be materially adversely affected to the extent that its existing insurance coverage and any to which it might become entitled in the future is not sufficient to respond to the product liability claims. Although Artra believes that its remaining insurance coverage as of December 31, 1999 relating to the claims is not less than $185,000,000, we can provide no assurance that the coverage will be adequate to coverArtra's responsibility for the claims. In the event Artra were unable to satisfy the claims through a combination of insurance coverage and its own assets, it is possible that Artra could be forced to seek protection under the federal bankruptcy laws. In such event, Entrade could lose its entire investment in Artra. It is also possible that the plaintiffs asserting the claims against Artra could attempt to pursue legal action against Entrade. Entrade believes that no valid legal basis exists for the imposition of Artra's liability for the claims against Entrade, and Entrade would vigorously defend against any attempt to impose such liability.

         Former operations of Artra and its subsidiaries have been subject to requirements imposed under federal, state and local environmental and health and safety laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act and comparable state laws.

         Liability under CERCLA is, in most instances, strict, joint and several, meaning that Artra could be liable for all response costs incurred. As a result of these environmental matters, Artra and its subsidiaries have, from time to time, been and currently are involved in administrative and judicial proceedings and inquires. Artra has provided accruals for these claims. Various uncertainties, however, with respect to these and other sites and facilities make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate the future costs of these activities if undertaken.

         The following portion of Schedule 3(h) is adapted from a draft of a Registration Statement on Form S-4 which Entrade Inc. intends to file with the Securities and Exchange Commission (nothing shall preclude or inhibit Entrade Inc. from changing or revising the following language in the Registration Statement on Form S-4):

         Product liability claims

         Since 1983, Artra has responded to significant product liability claims relating to the use of asbestos in the manufacture of products by various companies, including a former Artra subsidiary. Reports from local counsel indicate, as of December 31, 1999, pending claims asserted by approximately 45,000 plaintiffs (excluding loss of consortium claims) in 17 states. It is probable that a significant number of additional claims will be asserted in the future. Artra cannot quantify the potential cost to it of these pending and unasserted claims.

         Artra's primary insurance carriers paid approximately $13,000,000 in disposition of the claims from 1983 through September 1998, when Artra's primary insurance carriers asserted that Artra's primary insurance coverage for the claims had been exhausted. Since September 1998, certain of Artra's excess insurance carriers, under a reservation of the right to deny coverage liability at a subsequent date, have pursuant to an interim agreement assumed the defense of the claims and paid defense, settlement and indemnity costs relating to these claims which totaled approximately $17,500,000 through December 31, 1999. The interim agreement expired as of January 31, 2000.

         Until January 31, 2000, pursuant to the interim agreement, certain of Artra's excess insurance carriers funded defense and indemnity costs as they became due. Under the interim agreement, the claims were administered by Granite State Insurance Company, an affiliate of the American International Group, Inc., one of Artra's principal excess insurers, and one of the participants in the expired interim agreement. Since January 31, 2000, Granite State has not administered the claims or advanced funds for defense, settlement and indemnity expenses. Nevertheless, through its counsel, Granite State has indicated its intent to reimburse Artra for payments made by Artra upon submission of insurance claims to it pursuant to its policies.

          Negotiations are continuing with Granite State and the other excess insurers regarding the establishment of a permanent funding, claims administration and coverage agreement. Unless and until such a permanent agreement is reached, as to which Artra can provide no assurance, Artra intends, unless litigation should become necessary in light of the positions of the excess carriers or other circumstances, to: (i) administer the claims and (ii) fund defense, settlement and indemnity costs to the extent necessary and then seek reimbursement from the excess insurance carriers. It is also possible that these excess insurance carriers could cease making payments at any time on the basis of their various reservations of rights.

         Artra and two of its excess insurers currently have a dispute as to the existence of certain insurance coverage, in the approximate amount of $31,000,000, for the period 1968 - 1975. These carriers contend that the policies for this period, if they ever existed, are "lost." If Artra or its carriers were to be unable to locate all or some of these policies, absent the negotiation of an agreement with the carriers or a finding that there are sufficient indicia of coverage to establish existence of these policies, as to which Artra can provide no assurance, a court could find that no coverage existed for all or some of the periods in question. In that event, a court might find Artra responsible for funding its pro rata share of payments for defense and indemnity costs. A similar issue exists with respect to an unknown amount of primary and excess insurance coverage by unknown insurers for the period 1947 - 1962, for which Artra has not been able to locate policies, with potential effect similar to that possible with respect to the 1968 - 1975 period.

         If Artra were unable to conclude a permanent agreement with its excess insurance carriers regarding the claims or with respect to coverage for the potential gaps described herein, if Artra were ultimately unsuccessful in attempting to marshal any such insurance and instead a court were to determine that gaps in coverage exist, or if a court were to determine that Artra is responsible for a portion of the defense and indemnity costs associated with those potential gaps in coverage, there could be a material adverse effect on Artra's financial condition.

         Artra's financial condition could also be materially adversely affected to the extent, if any, that its existing insurance coverage and any to which it might become entitled in the future is not sufficient to respond fully to the claims. Artra has the following amounts of excess insurance it believes are available to indemnify Artra against its liability on some or all of the claims: approximately (i) $204,000,000 for which Artra has policies, less amounts expended through December 31, 1999 (believed to be approximately $17,500,000) and such additional amounts as have been paid or committed since December 31, 1999; (ii) an additional amount which may total as much as $45,000,000 for which Artra thus far has been unable to locate insurance policies but for which Artra has certain evidence of coverage, and (iii) any potentially applicable coverage in an undetermined amount for any other policies that may exist over certain years, which Artra is investigating. There is also some potential additional coverage from two excess insurers which Artra believes are or may be involved in insolvency proceedings. In the event Artra were unable to satisfy the claims through a combination of insurance coverage and its own assets, or in the event that Artra does not receive timely reimbursement from its excess carriers of amounts Artra may be required to expend on defense, settlement and indemnity payments, it is possible that Artra could be forced to seek protection under the federal bankruptcy laws.

         If Artra's insurance coverage and Artra's other assets are not sufficient to satisfy the claims against Artra, Entrade could lose its entire investment in Artra. If the combination of insurance coverage and Artra's assets is not sufficient to satisfy the claims, it is also possible that the plaintiffs presenting the claims could attempt to pursue legal action against Entrade. Entrade believes that no valid legal basis exists for, and it would have meritorious defenses against, the imposition of Artra's liability for the claims against Entrade, and Entrade would vigorously defend against any attempt to impose such liability. In the event of an unfavorable outcome of such legal action, however, there could be a material adverse effect upon Entrade's financial condition and results of operations.

         Environmental matters

         EPA notices alleging environmental violations

         In April 1994, the EPA notified Artra that it was a potentially responsible party for the disposal of hazardous substances (principally waste oil) at a disposal site in Palmer, Massachusetts, generated by a manufacturing facility formerly operated by the Clearshield Plastics Division of Harvel Industries, Inc., a majority owned subsidiary of Artra. In 1985, Harvel was merged into Artra's Fill-Mor subsidiary. This site has been included on the EPA's National Priorities List. In February 1983, Harvel sold the assets of Clearshield to Envirodyne Industries, Inc. The alleged waste disposal occurred in 1977 and 1978, at which time Harvel was a majority-owned subsidiary of Artra. In May 1994, Envirodyne and its Clearshield National, Inc. subsidiary sued Artra for indemnification in connection with this proceeding. The cost of clean-up at the Palmer, Massachusetts site has been estimated to be approximately $7,000,000 according to proofs of claim filed in the adversary proceeding. A committee formed by the named potentially responsible parties has estimated the liability respecting the activities of Clearshield to be $400,000. Artra has not made any independent investigation of the amount of its potential liability and no assurances can be given that it will not substantially exceed $400,000.

         Lawsuits seeking recovery of environmental clean-up costs

         In a case titled Sherwin-Williams Company v. Artra Group Incorporated, filed in 1991 in the United States District Court for Maryland, Sherwin-Williams Company brought suit against Artra and other former owners of a paint manufacturing facility in Baltimore, Maryland, for recovery of costs of investigation and clean-up of hazardous substances that were stored, disposed of or otherwise released at the manufacturing facility. This facility was owned by Baltimore Paint and Chemical Company, formerly a subsidiary of Artra from 1969 to 1980. Sherwin-Williams' current projection of the cost of clean-up is approximately $5,000,000 to $6,000,000. Artra has filed counterclaims against Sherwin-Williams and cross claims against other former owners of the property.

Artra also is vigorously defending this action and has raised numerous defenses. Currently, the case is still in discovery and Artra cannot determine what, if any, its liability may be in this matter.

         Artra was named as a defendant in United States v. Chevron Chemical Company brought in the United States District Court for the Central District of California in respect to an Operating Industries, Inc. site in Monterey Park, California. This site is included on the EPA's National Priorities List. Artra's involvement stemmed from the alleged disposal of hazardous substances by The Synkoloid Company subsidiary of Baltimore Paint and Chemical Company, which was formerly owned by Artra. Synkoloid manufactured spackling paste, wall coatings and related products, certain of which generated hazardous substances as a by-product of the manufacturing process. Artra entered into a consent decree with the EPA in which it agreed to pay $85,000 for one phase of the clean-up costs for this site; however, Artra defaulted on its payment obligation. Artra is presently unable to estimate the total potential liability for clean-up costs at this site, which clean-up is expected to continue for a number of years. The consent decree, even if it had been honored by Artra, was not intended to release Artra from liability for costs associated with other phases of the clean-up at this site. Artra is presently unable to determine what, if any, additional liability it may incur in this matter.

         Other Cases

         Bagcraft Packaging, LLC and Packaging Dynamics, LLC filed suit against Artra and its BCA Holdings, Inc. subsidiary in the Circuit Court of Cook County, Illinois, on November 22, 1999, alleging that Artra breached a non-compete agreement entered into in connection with the sale of certain assets to Bagcraft Packaging, LLC by hiring Mark Santacrose as Chief Executive Officer and President of Artra. The plaintiffs seek damages in excess of $5,000,000. Artra intends to vigorously defend itself in this action.

         Incidental litigation involving Public Liquidation Systems, Inc. and Asset Liquidation Group, Inc., Entrade Inc.'s Nationwide subsidiaries, occurring in the ordinary course of their businesses.

                                  SCHEDULE 3(m)

                               Executive Officers

Robert S. Gruber has tendered his resignation, effective as of March 31, 2000, from his position as Vice President - Corporate Relations of Entrade Inc.

Lawrence D. Levin's employment with Entrade Inc. as its Controller terminates effective as of March 31, 2000.

         Nothing in this Schedule 3(m) should be deemed to constitute a determination or admission that any such person is an executive officer.

                                  SCHEDULE 3(n)

                              Intellectual Property

Entrade Inc. has entered into various confidentiality agreements with third parties which will terminate within one (1) or two (2) years after the date of execution of such agreements.

In certain cases, Entrade Inc. has not yet entered into confidentiality agreements and/or invention agreements with employees relating to the secrecy, confidentiality, and ownership of Entrade Inc.'s intellectual property (which does not represent an admission by Entrade Inc. (i) that such employees are not obligated to keep Entrade Inc.'s intellectual property secret and confidential, or (ii) that any such employee owns any of Entrade Inc.'s intellectual property).

                                  SCHEDULE 3(q)

                                   Tax Status

None.

                                  SCHEDULE 3(r)

                          Transactions with Affiliates

Certain employment agreements, option agreements, employment-related agreements and business expense agreements.

Lease for approximately 12,700 square feet in Northfield, Illinois by and between Entrade Inc., as lessee, and The John Harvey Family Trust, as lessor.

Lease for approximately 800 square feet in Northfield, Illinois by and between Artra Group Incorporated, as lessee, and The John Harvey Family Trust, as lessor.

Agreement and Plan of Merger by and between Entrade Inc., Positive Asset Remarketing, Robert D. Kohn, Benjamin Kafka and Mark Quinn.

Stock Purchase Agreement by and between Entrade Inc., Warren Rothstein, Thomas Settineri and Gary Levi.

Loan in the principal amount of $512,500 to Donald G. Haidl from WestAmerica Bank as guaranteed by Public Liquidation Systems, Inc.

                                  SCHEDULE 3(w)

                                      Liens

Mortgages upon various real property owned by Public Liquidation Systems, Inc. and Asset Liquidation Group, Inc., Entrade Inc.'s Nationwide subsidiaries.

                                  SCHEDULE 3(x)

                                    Insurance

None.

                                 SCHEDULE 3(aa)

                               Certain Agreements

None.

                                  SCHEDULE 4(d)

                                 Working Capital



Fee to J.C. Bradford & Co.:                                   $1,350,000

Cost reimbursements:                                          $50,000

Legal fees and costs for Entrade Inc.:                        $25,000

Partial prepayment of Artra debt:                             $2,500,000

Working capital and investment capital
for both existing and new businesses:                         $26,075,000